Mail Stop 3628

                                                                September 9,
2020

      Via E-mail
      Richard Simpson
      President
      Citigroup Commercial Mortgage Securities Inc.
      c/o Citibank, N.A.
      388 Greenwich Street, 14th Floor
      New York, New York 10013

                 Re: Citigroup Commercial Mortgage Trust 2019-GC41 Form 10-K for Fiscal Year Ended December 31, 2019 Filed March 27, 2020
                        File No. 333-228597-02

      Dear Mr. Simpson:

             We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                                Sincerely,

                                                                /s/ Katherine
Hsu

                                                                Katherine Hsu
                                                                Chief, Office
of Structured Finance


      cc:        Janet A. Barbiere, Esq.
                 Orrick, Herrington & Sutcliffe LLP

                 Kar Ho, Esq.
                 Orrick, Herrington & Sutcliffe LLP